Exhibit 10.36

AVIGEN, INC.
MANAGEMENT TRANSITION PLAN
EFFECTIVE JULY 15, 1998
LAST AMENDED MAY 26, 2005

SECTION 1.     INTRODUCTION

          The Avigen, Inc. Management Transition Plan (the “Plan”) is designed to provide separation pay and benefits to eligible terminating employees.  Except as provided in Section 8, all existing severance pay plans, programs or practices, whether formal or informal, are hereby revoked and terminated.

SECTION 2.     ELIGIBILITY AND PARTICIPATION; DEFINITIONS

          You are eligible to participate in the Plan if (i) you are an employee of the Company and (ii) you receive from the Company a Management Transition Plan Eligibility Notice. The business decisions that may result in your becoming eligible to participate in the Plan are decisions to be made by the Company, in its sole discretion.  If you receive a Management Transition Plan Eligibility Notice, you are automatically a “Participant” in the Plan and may receive benefits as described below. Except as provided in Section 8, in the event that you receive more than one Management Transition Plan Eligibility Notice, the Management Transition Plan Eligibility Notice with the latest date shall control.  Participation ends when you are no longer eligible to receive benefits under the Plan.

          For purposes of this Plan, the following terms shall have the meanings set forth below:

          (a)            “BOARD” means the Board of Directors of the Company.

          (b)            “CAUSE” means that, in the reasonable determination of the Company or, in the case of the Chief Executive Officer, the Board, (i) you have committed an intentional act to materially injure the Company; (ii) you have intentionally refused or failed to follow lawful and reasonable directions of the Board or the appropriate individual to whom you report; (iii) you have willfully and habitually neglected your duties for the Company; or (iv) you have been convicted of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the Company. Notwithstanding the foregoing, Cause shall not exist unless the conduct described in the preceding sentence may be cured and has not been cured within 15 days following your receipt of written notice from the Company or the Board, as the case may be, specifying the particulars of your conduct constituting Cause.

          (c)            “CHANGE IN CONTROL” means (i) a sale of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation and in which a majority of the outstanding ownership interests of the surviving corporation or other entity shall not be held by the stockholders of the Company in the same proportions as held immediately preceding such transaction, (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger (A) are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) shall not constitute a majority of the outstanding stock of the Company immediately following such merger, (iv) the individuals who, as of the date of the adoption of this Plan, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least fifty percent (50%) of the Board (provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Board or the nominating or similar committee thereof, such new director shall be considered as a member of the Incumbent Board), or (v) an acquisition by the Company of another entity (whether by stock purchase, merger, consolidation or otherwise), or assets of another entity, in which the consideration paid for such acquisition shall constitute shares of the Company’s common stock constituting more than 50% of the Company’s outstanding shares of common stock following such acquisition.

          (d)            “COMPANY” means Avigen, Inc. (or any successor entity), or, where the context so implies, following a Change in Control, the surviving entity resulting from such transaction.

          (e)            “CONSTRUCTIVE TERMINATION” means that you voluntarily terminate your employment with the Company after any of the following is undertaken without your express written consent:

                    (i)          the assignment to you of any duties or responsibilities which result in a diminution in your position or function (but not merely a change in title or reporting relationships) as in effect immediately prior to the earlier of the date of your termination of employment or the date of the Change in Control;

                    (ii)         a reduction by the Company in your annual base salary as in effect on the date of the Change in Control or as increased thereafter;

                    (iii)        any failure by the Company to continue in effect any benefit plan or program, including incentive plans or plans with respect to the receipt of securities of the Company, in which you are participating at the time of a Change in Control (hereinafter referred to as “Benefit Plans”) or the taking of any action by the Company that would adversely affect your participation in or reduce your benefits under the Benefit Plans or deprive you of any fringe benefit that you enjoyed at the time of a Change in Control; provided, however, that no Constructive Termination shall be deemed to have occurred under this Section 2(b)(iii) following a Change in Control if the Company provides for your participation in benefit plans and programs which, taken as a whole, are comparable to the Benefit Plans, as you determine in good faith;

                    (iv)        your relocation by the Company, or the relocation of the Company’s principal executive offices if your principal office is at such offices, to a location more than thirty (30) miles from the location at which you were performing your duties prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations at the time of the Change in Control;

                    (v)         a material breach of this Plan or a material breach of a written agreement with you regarding the terms and conditions of your employment; or

                    (vi)        any failure by the Company to obtain the assumption of this Plan or any material agreement with you regarding the terms and conditions of your employment by any successor or assign of the Company.

          (f)            “INVOLUNTARY TERMINATION” means your dismissal or discharge by the Company (or, if applicable, by any successor entity) for a reason other than for Cause. The termination of your employment will not be deemed to be an “Involuntary Termination” if your termination occurs as a result of your death or disability.

SECTION 3.     BENEFITS

          As a Participant in the Plan, you are eligible to receive the following benefits if your employment with the Company terminates due to an Involuntary Termination or a Constructive Termination, in either case within two (2) months prior to or eighteen (18) months following a Change in Control:

          (a)            SALARY CONTINUATION.  The Company shall continue your base salary, as in effect on the date of the Constructive Termination or Involuntary Termination, as the case may be, for the number of months specified in the Management Transition Plan Eligibility Notice. Such amount shall be paid to you in regular monthly installments over the number of months of salary continuation or over a shorter period, as determined by the Company. Any salary continuation payments that you receive shall be subject to all required tax withholding.

          (b)            STOCK OPTION VESTING AND EXERCISABILITY.  Any accelerated vesting and extended exercisability of your outstanding stock options to acquire common stock of the Company shall be as set forth in the Management Transition Plan Eligibility Notice.

          (c)            HEALTH BENEFITS. Provided that you elect continued coverage under federal COBRA law, the Company shall pay, on your behalf, the premiums of your group health insurance coverage, including coverage for your eligible dependents. The number of months of such premium payments shall be for the number of months specified in the Management Transition Plan Eligibility Notice, but in no event shall such premium payments be made for a period exceeding eighteen (18) months or be made following the effective date of your coverage by a health plan of a subsequent employer. For the balance of the period that you are entitled to coverage under federal COBRA law, you shall be entitled to maintain coverage for yourself and your eligible dependents at your own expense.

          (d)            PARACHUTE PAYMENTS.  If any payment or benefit you would receive pursuant to a Change in Control from the Company pursuant to this Plan or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs):  cancellation of accelerated vesting of stock awards that have an exercise price of 10% or more above the last closing price of the Company’s common stock prior to the event that triggers the Payment; reduction of cash payments; cancellation of accelerated vesting of stock awards; and reduction of employee benefits.  In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards unless you elect in writing a different order for cancellation.  Notwithstanding the foregoing, you shall be permitted to elect to reduce any payments or benefits constituting “parachute payments,” even if the provisions of this Section 3(d) would not otherwise require such reduction, provided that such election is made in writing prior to the date of the event that triggers the payments or benefits (or, if made on or after such date, is approved by the Company).

          The accounting firm engaged by the Company for general income tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

          The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.

SECTION 4.     ADMINISTRATION AND OPERATION OF THE PLAN

          The Company is the “Plan Sponsor” and the “Plan Administrator” of the Plan, as such terms are defined in the Employee Retirement Income Security Act of 1974 (“ERISA”). The Company, in its capacity as Plan Administrator of the Plan, is the named fiduciary that has the authority to control and manage the operation and administration of the Plan and shall exercise such authority solely in the best interest of Plan Participants. The Company may engage the services of such persons or organizations to render advice or perform services with respect to its responsibilities under the Plan as it shall determine to be necessary or appropriate. Such persons or organizations may include (without limitation) actuaries, attorneys, accountants and consultants.

          Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan. The responsibilities of the Company under the Plan shall be carried out on its behalf by its directors, officers, employees and agents, acting on behalf or in the name of the Company in their capacity as directors, officers, employees and agents and not as individual fiduciaries. The Company may delegate any of its fiduciary responsibilities under the Plan to another person or persons pursuant to a written instrument that specifies the fiduciary responsibilities so delegated to each such person.

SECTION 5.     CLAIMS, INQUIRIES AND APPEALS

          (a)            APPLICATIONS FOR BENEFITS AND INQUIRIES.  Applications for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be in writing by you (or your authorized representative), signed and submitted to: Plan Administrator, Management Transition Plan, Avigen, Inc., 1301 Harbor Bay Parkway, Alameda, CA 94502.

          (b)            DENIAL OF CLAIMS.  If any application for benefits is denied in whole or in part, the Plan Administrator must provide you with written or electronic notice of the denial of the application, and of your right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor.  The written notice of denial will be set forth in a manner designed to be understood by you, and will include (i) specific reasons for the denial, (ii) specific references to the Plan provisions upon which the denial is based, (iii) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary and (iv) an explanation of the Plan’s review procedure and the time limits applicable to such procedure, including a statement of your right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described below.

          This notice of denial will be given to you within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to you before the end of the initial 90-day period.

          This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

          (c)            REQUEST FOR REVIEW.  You (or your authorized representative) may appeal a denied benefit claim by submitting a written request for a review to: Review Panel, Management Transition Plan, Avigen, Inc., 1301 Harbor Bay Parkway, Alameda, CA 94502.

          The Review Panel shall be comprised of two (2) or more persons to be appointed by the Company. Your appeal must be submitted within sixty (60) days after the application is denied (or deemed denied). The Review Panel will give you (or your representative) an opportunity to review pertinent documents in preparing a request for a review.

          A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that you or your representative feel are pertinent. You or your representative will have the opportunity to submit (or the Review Panel may require you or your representative to submit) additional facts, documents or other material relating to your claim.  You (or your representative) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim.  The review shall take into account all comments, documents, records and other information submitted by you (or your representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

          (d)            DECISION ON REVIEW.  The Review Panel will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days) for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished within the initial 60-day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Review Panel is to render its decision on the review.  The Review Panel will give prompt, written or electronic notice of its decision to the applicant.  Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Review Panel confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by you, (i) the specific reason or reasons for the denial, (ii) references to the specific Plan provisions upon which the decision is based, (iii) a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim and (iv) a statement of your right to bring a civil action under Section 502(a) of ERISA.

          (e)            RULES AND PROCEDURES.  The Plan Administrator and/or the Review Panel may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out their responsibilities in reviewing benefit claims. If you wish to submit additional information in connection with an appeal from the denial of benefits, you may be required to do so at your own expense.

          (f)            EXHAUSTION OF REMEDIES.  No legal action for benefits under the Plan may be brought until (i) a written application for benefits has been submitted in accordance with the procedures described above, (ii) the person claiming benefits has been notified by the Plan Administrator that the application is denied, (iii) a written request for a review of the application has been submitted in accordance with the appeal procedure described above and (iv) the person appealing the denial has been notified in writing that the Review Panel has denied the appeal.  Notwithstanding the foregoing, if the Plan Administrator or Review Panel does not respond to your claim or appeal within the relevant time limits specified in this Section 5, you may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

SECTION 6.     OTHER TERMINATIONS

          You are NOT eligible for benefits under this Plan if your employment terminates due to: (i) death; (ii) disability; or (iii) any other reason other than an Involuntary Termination or a Constructive Termination that occurs within two (2) months prior to or within eighteen (18) months following a Change in Control.

SECTION 7.     BASIS OF PAYMENTS TO AND FROM THE PLAN

          All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded and benefits hereunder shall be paid only from the general assets of the Company.

SECTION 8.     AMENDMENT AND TERMINATION

          The Company reserves the right to amend or terminate this Plan at any time and to amend or revoke any Management Transition Plan Eligibility Notice at any time; provided, however, (a) that any amendment or termination of this Plan or any amendment or revocation of any Management Transition Plan Eligibility Notice shall not be effective as to any Participant without the Participant’s consent if such amendment or termination or revocation shall occur following the date three (3) months prior to the occurrence of a Change in Control, and (b) notwithstanding the limitation of clause (a), benefits under the Plan may be reduced if such reduction is approved by the written vote of a majority of Plan Participants who are officers subject to Section 16 of the Securities Exchange Act of 1934 (with the Chief Executive Officer of the Company casting the deciding vote in the event of a tie).  In the event that any amendment of this Plan or change to any Management Transition Plan Eligibility Notice after October 3, 2004 results in some or all of the benefits to be provided hereunder to be subject to the “plan failure” provisions of Section 409A(a)(1) of the Code, notwithstanding any provision of this Plan to the contrary, such amendment or change shall be automatically deemed reformed as follows:  (x) in the event some benefits under the Plan would not be subject to Section 409A(a)(1) of the Code by virtue of being benefits deferred prior to January 1, 2005 (the “Grandfathered Benefits”), the amendment or change shall be deemed null and void to the minimum extent necessary to preserve the maximum amount of Grandfathered Benefits, and (y) to the extent an amendment or change is deemed null and void pursuant to the preceding clause (x), such amendment or change shall be deemed to be the adoption of a new plan with terms and conditions substantially similar to this Plan except that there shall be no duplication under the new plan of the Grandfathered Benefits;  provided, however, that such new plan shall also contain such terms and conditions as determined by the Board as may be reasonably necessary for the benefits under such new plan to not be subject to the provisions of Section 409A(a)(1) of the Code.  If, after taking into account the preceding provisions of this paragraph, any benefits to be provided hereunder would be subject to the provisions of Section 409A(a)(1) of the Code, the following provisions shall apply:

          (a)            In the event that any salary continuation provided in Section 3(a) or health benefit provided in Section 3(c) shall fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code as a result of the application of Section 409A(a)(2)(B)(1) of the Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code.  (The payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”)  In the event the payment of the benefits pursuant to the Revised Payment Schedule would be subject to Section 409A(a)(1) of the Code, the payment of the benefits pursuant to Section 3(a) or Section 3(c) shall not be paid pursuant to the Revised Payment Schedule and instead the payment of benefits pursuant to Section 3(a) and Section 3(c) shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code.  Notwithstanding the foregoing, at any time prior to the day before the effective date of a Change in Control, the Board in its sole and absolute discretion may determine that the payment of benefits pursuant to Section 3(a) and Section 3(c) shall not be paid pursuant to the Revised Payment Schedule and instead the payment of benefits pursuant to Section 3(a) and Section 3(c) shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code.

          (b)            In the event that any extended exercisability of an option pursuant to Section 3(b) would result in an option that would not otherwise be deemed to be a nonqualified deferred compensation plan for the purposes of Section 409A of the Code to be deemed to be such a nonqualified deferred compensation plan, such extended exercisability shall be deemed null and void unless the affected Participant consents in writing in a timely manner to such extended exercisability.

          (c)            The Plan shall be deemed to contain such terms and conditions as determined by the Board as may be reasonably necessary for the benefits under the Plan to not be subject to the provisions of Section 409A(a)(1) of the Code.

SECTION 9.     NON-ALIENATION OF BENEFITS

          No Plan benefit may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or charged, and any attempt to do so will be void.

SECTION 10.   SUCCESSORS AND ASSIGNS

          This Plan shall be binding on the successors and assigns of the Company.

SECTION 11.   LEGAL CONSTRUCTION

          This Plan shall be interpreted in accordance with ERISA and, to the extent not preempted by ERISA, with the laws of the State of California. This Plan constitutes both a plan document and a summary plan description for purposes of ERISA.

SECTION 12.   OTHER PLAN INFORMATION

          Plan Identification Number:                            510

          Employer Identification Number:                   133647113

          Ending of the Plan’s Fiscal Year:                    December 31

          Agent for the Service of Legal Process:          The Plan’s agent for service of legal process is: Thomas J. Paulson, Secretary, Avigen, Inc. 1301 Harbor Bay Parkway, Alameda, CA 94502.

SECTION 13.   STATEMENT OF ERISA RIGHTS

          As a Participant in this Plan (which is a welfare benefit plan sponsored by the Company), you are entitled to certain rights and protections under ERISA, including the right to:

          (a)            Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites, all documents governing the Plan and a copy of the latest annual report (Form 5500 series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

          (b)            Obtain, upon written request to the Plan Administrator, copies of all documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) summary plan description. The Plan Administrator may make a reasonable charge for the copies; and

          (c)            Receive a summary of the Plan’s annual financial report, if applicable.  The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report, if applicable.

          In addition to creating rights for Plan Participants, ERISA imposes duties upon the people responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries.

          No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA. If your claim for a Plan benefit is denied in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules..

          Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

          If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest area office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

AVIGEN, INC.
MANAGEMENT TRANSITION PLAN ELIGIBILITY NOTICE

TO:_______________________________

DATE: ____________________________

          The Company has designated you as a Participant in Avigen, Inc. Management Transition Plan (the “Plan”). A copy of the Plan document, which also constitutes a summary plan description, is attached to this Management Transition Plan Eligibility Notice (this “Notice”). The terms and conditions of your participation in the Plan are as set forth in the Plan and herein. Subject to the provisions of Section 8 of the Plan, the details of your Plan benefits, as described in Section 3 of the Plan, are as follows:

          SALARY CONTINUATION PAYMENTS: ______________ months.

          HEALTH BENEFITS CONTINUATION PERIOD: ______________ months, or such earlier date as you shall secure subsequent employment that shall provide you with substantially similar health benefits.

          STOCK OPTION VESTING AND EXTENDED EXERCISABILITY:  ______ of the unvested portion of each outstanding stock option is vested in full (such acceleration of vesting to be applied to the portion that otherwise would be earliest to vest), and each vested option shall remain exercisable for the greater of (a) the period provided in the option grant and (b) ______ of its remaining term as if continuous service to the Company had not terminated prior to three months prior to the end of such __________ of the remaining term.  If, as of the date of this Notice, you hold options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and/or you hold options that are not deemed to constitute a nonqualified deferred compensation plan for the purposes of Section 409A of the Internal Revenue Code but which would be deemed to constitute such a nonqualified deferred compensation plan as a result of the preceding sentence, the preceding sentence shall not apply to the extent necessary to enable the option to retain its status as such an incentive stock option and as not constituting such a nonqualified deferred compensation plan unless you accept such provisions by signing and returning a copy of this Notice within 15 days of the date of this Notice.

          Please retain a copy of this Notice, along with the Plan document, for your records.  Also, please note that this Notice supercedes and revokes all prior Management Transition Plan Eligibility Notices except as provided in the Plan.

AVIGEN, INC.

By:

Its:

ACKNOWLEDGEMENT

          The undersigned Participant hereby acknowledges receipt of the foregoing Notice.  In the event the undersigned holds stock options as of the date of this Notice, the undersigned hereby:

           ☐          accepts
           ☐          rejects

the extended exercisability provisions for such stock options set forth above.*  The undersigned acknowledges that the undersigned has been advised to obtain tax and financial advice regarding the consequences of this election including the effect, if any, on the status of the stock options for tax purposes under Sections 409A and 422 of the Internal Revenue Code.

Print name

*	Please check one box; failure to check a box will be deemed a rejection of the extended exercisability provisions as they relate to such incentive stock options.